Exhibit 4.1
GUARANTEE
GUARANTEE, dated as of October 25, 2005, of Weatherford International, Inc., a corporation organized under the laws of Delaware (the “Guarantor”).
The Guarantor, for value received, hereby agrees as follows for the benefit of the holders from time to time of the Notes hereinafter described:
1.	The Guarantor irrevocably guarantees payment in full, as and when the same becomes due and payable, of the principal of and interest, if any, on the promissory notes (the “Notes”) issued by Weatherford International Ltd., a Bermuda exempted company and sole indirect shareholder of the Guarantor (the “Issuer”), from time to time pursuant to the Issuing and Paying Agent Agreement, dated as of October 25, 2005, as the same may be amended, supplemented or modified from time to time, between the Issuer , the Guarantor and JPMorgan Chase Bank, National Association (the “Agreement”).

2.	The Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of the validity or enforceability of any provision of the Agreement or the Notes.

3.	This Guarantee is a guaranty of the due and punctual payment (and not merely of collection) of the principal of and interest, if any, on the Notes by the Issuer and shall remain in full force and effect until all amounts have been validly, finally and irrevocably paid in full, and shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (a) the absence of any action to obtain such amounts from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Agreement of the Notes or of any collateral security therefore or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Agreement and the Notes.

4.	In the event of a default in payment of principal of or interest on any Notes, the holders of such Notes, may institute legal proceedings directly against the Guarantor to enforce this Guarantee without first proceeding against the Issuer.

5.	This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Issuer of the principal of or interest, if any, on the Notes, in whole or in part, is rescinded or must otherwise be returned by the holder upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

6.	This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

7.	(a) Any legal action or proceeding with respect to this Guarantee may be brought in the Supreme Court of the State of New York sitting in New York County or the United States District Court for the Southern District of New York, and any appellate court from either thereof, and, by execution and delivery of this

Guarantee, the Guarantor irrevocably accepts for itself and in respect of its property, unconditionally, the non exclusive jurisdiction of the aforesaid courts with respect to any such action or proceeding. The Guarantor, to the extent it is not qualified to do business in New York, hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in New York on the terms and for the purposes of this provision satisfactory to the Dealer (as such term is defined in the Agreement, and as so defined is herein so used). The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address provided in Section 7.1 of the Agreement, and at its registered office, if different. Such service to become effective thirty days after such mailing. Nothing herein shall affect the right of any party to the Agreement or beneficiary of this Guarantee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

(b) The Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guarantee brought in the courts referred to in clause (a) above and hereby further irrevocably waives, to the maximum extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

8.	To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Guarantee, the Agreement or the Notes or the offer and sale of the Notes, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee, the Issuing and Paying Agency Agreement (as such term is defined in the Agreement, and as so defined is herein so used), the Agreement or the Notes, it hereby irrevocably and unconditionally waives, and agrees for the benefit of the Dealer and any holder from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

9.	Any payments hereunder shall be in United States dollars and shall be free of all withholding and other taxes and of all other governmental charges of any nature whatsoever imposed by the jurisdiction in which the Guarantor is located. In the
Guarantee by Weatherford
International, Inc.

event any withholding is required by law, the Guarantor agrees to (i) pay the same and (ii) pay such additional amounts which, after deduction of any such withholding, or other taxes or governmental charges of any nature whatsoever imposed with respect to the payment of such additional amount, shall equal the amount withheld pursuant to clause (i). The Guarantor will promptly pay any stamp duty or other taxes or governmental charges payable in connection with the execution, delivery, payment or performance of this Guarantee and shall indemnify and hold harmless the Dealer and each holder of Notes from all liabilities arising from any failure to pay, or delay in paying, such taxes or charges. Dealer agrees to complete any form or document that may be reasonably requested by the Guarantor or required in order to allow the Guarantor to make a payment under this Guarantee without any deduction or withholding for or on account of any taxes or other governmental changes (or to avoid the imposition of any stamp duty or other taxes or governmental changes), and the Guarantor shall not be obligated to pay any additional amounts to Dealer for any taxes or other governmental charges arising out of a failure by Dealer to complete any such form or document.

10.	The obligation of the Guarantor to make payments due under this Guarantee in any currency (the “first currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the Dealer or holders of the Notes, as the case may be, of the full amount of the first currency payable, and accordingly the primary obligation of the Guarantor, as the case may be, shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the full currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.
     IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

Weatherford International, Inc.

By:	/s/ Burt M. Martin

Name:	Burt M. Martin
Title:	Senior Vice President, General Counsel
and Secretary
Guarantee by Weatherford
International, Inc.

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